MG European Equity Fund 10f3 Transactions Q3 2000
	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Lion Bioscience	United Medical Systems	GPC Biotech AG
Underwriters	MSDW, DB AB, Robertson Stephens Int'l, SG Investment Banking	Sal. Oppenheim jr. & Cie., Haucj & Aufhauser, Joh. Berenberg & Gossier	CSFB, Robertson Stephens Int'l, SG Investment Banking, Sal. Oppenheim jr. & Cie.
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	Lion Bioscience	United Medical Systems	GPC Biotech AG Ordinary Bearer Shares
Is the affiliate a manager or co-manager of offering?	co-manager	no	No
Name of underwriter or dealer from which purchased	MSDW	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	8/10/00	7/14/00	5/31/00

Total amount of offering sold to QIBs	-	$ -	111,321,840.00
Total amount of any concurrent public offering	$ 162,200,762	$ 60,814,800	-
Total	$ 162,200,762	$ 60,814,800	$ 111,321,840

Public offering price	$ 36.04	$ 22.52	$ 22.51
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	1.5139 (4.2%)	0.777 (3.45%)	0.56 (2.5%)

Shares purchased	12,250	n/a	N/a
Amount of purchase	$ 1,441,785	n/a	N/a

% of offering purchased by fund	0.89%	n/a	N/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.89%	n/a	n/a